SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 3/A-Amended
----------------
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934.

1.  NAME AND ADDRESS OF REPORTING PERSON
---------------------------------------
Stewart, Patrick B.

2.  Date of Event Requiring Statement (month/day/year)
     8/4/97


3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON
-----------------------------------------------------
     ###-##-####

4.  ISSUER NAME AND TICKER OR TRADING SYMBOL
--------------------------------------------
     Weirton Steel Corporation    WS


5.  RELATIONSHIP OF REPORTING PERSON TO ISSUER
    (CHECK ALL APPLICABLE)
-----------------------------------------------
[ ]  DIRECTOR            [ ]  10% OWNER
[x]  OFFICER (give title)[ ]  OTHER (Specify below)


Chief Information Officer
---------------------------------

6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)
     8/13/97

TABLE I.  NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  TITLE OF SECURITY
     Weirton Steel Corporation Common

2.  AMOUNT OF SECURITIES BENEFICIALLY OWNED
     1,175


3.  OWNERSHIP FORM DIRECT (D) OR INDIRECT (I)
     Direct - 84
     Indirect- 1,091

4.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP
     by United National Bank as Trustee for the 1984 Employee Stock Ownership Plan



         -----------------------------------------------

TABLE II. DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  TITLE OF DERIVATIVE SECURITY
     Weirton Steel Common Options

2.  Date Exercisable               Expiration Date
         *                         11/14/2004


3.  TITLE AND AMOUNT OF SECURITIES UNDERLYING DERIVATIVE SECURITY
     Weirton Steel Common             8,000*



4.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY
     $8.69


5.  OWNERSHIP FORM OF DERIVATIVE SECURITY: direct (D) or indirect
(I)
     D

6.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP

* Vesting 1/3 each at 10/1/96 (2,667); 10/1/97 (2,667); 10/1/98 (2,666).


TABLE II. DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  TITLE OF DERIVATIVE SECURITY
     Weirton Steel Convertible Preferred, Series A

2.  Date Exercisable               Expiration Date


3.  TITLE AND AMOUNT OF SECURITIES UNDERLYING DERIVATIVE SECURITY
     Weirton Steel Common             331


4.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY



5.  OWNERSHIP FORM OF DERIVATIVE SECURITY: direct (D) or indirect
(I)
     I

6.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP
     by United National Bank as Trustee for the 1989 Employee Stock
     Ownership Plan